Exhibit 99.1

                             Subscription Agreement

OnePower Systems Ltd.
73 Bliss Street, Qoreitem Bldg, 3rd floor
Beirut-Lebanon

Dear Sirs:

Concurrent with the signing of this agreement, the undersigned (the "Purchaser") is purchasing ________________ shares of common stock (the "Shares") in the capital of OnePower Systems Ltd. (the "Company") at a price of $0.055 per Share (the "Subscription Price") pursuant to the offering in the Company's current Form S-1, a copy of which the Purchaser acknowledges receiving from the Company.

The Purchase confirms the subscription for and the purchase of the Shares and agrees to pay the Subscription Price for the Shares as calculated below. The Purchaser further confirms that Soha Hamdan solicited the Purchaser to purchase the Shares and no other person participated in such solicitation other than Ms. Hamdan.

Calculation of Subscription Price

____________________________________ X US$0.055  = US$ _________________________
Number of Shares Purchased                             Total Subscription Price

Form of Payment: Cash: __________     Check: __________   Other: __________

Make check payable to: OnePower Systems Ltd.

Please ensure funds are in US Dollars


Dated: _____________________________

                                            Instructions for issuance of shares:

____________________________________        ____________________________________
Signature of Purchaser

____________________________________        ____________________________________
Name of Purchaser

____________________________________        ____________________________________
Address of Purchaser

____________________________________

____________________________________

One Power Systems Ltd.

By: ________________________________

Title: President